Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of November 14, 2016 (the “Effective Date”), by and between Diane M. Morefield (“Employee”) and CYRUSONE LLC, a Delaware limited liability company (“Employer”).

WHEREAS, Employer wishes to employ Employee, and Employee wishes to become an employee of Employer pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the above and the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

1.                                      Employment. By this Agreement, Employer and Employee set forth the terms of Employer’s employment of Employee on and after the Effective Date.

2.                                      Term of Agreement. The term of this Agreement initially shall be the one year period commencing on the Effective Date; provided, however, that on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the term of this Agreement automatically shall be extended for a period of one additional year, unless earlier terminated in accordance with Section 9 (the “Term”). For avoidance of doubt, neither party may elect not to extend the Term other than by termination in accordance with Section 9.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive any termination of the Term, this Agreement and Employee’s termination of employment hereunder to the extent necessary to enable the parties to enforce their respective rights hereunder.

3.                                      Duties.

(a)                                 Title/Reporting. Employee shall serve as Executive Vice President and Chief Financial Officer of CyrusOne Inc. (“CyrusOne”) or in such other equivalent capacity as may be designated by the President and Chief Executive Officer of CyrusOne and agreed to by Employee.  Employee shall report to the President and Chief Executive Officer of CyrusOne.

(b)                                 Affiliates. Employee shall furnish such managerial, executive, financial, technical and other skills, advice, and assistance in operating the CyrusOne Group as may be reasonably requested of Employee. As of the Effective Date, the “CyrusOne Group” means the Employer, CyrusOne LP, CyrusOne and their respective subsidiaries.

(c)                                  Duties and Responsibilities. Employee shall perform such duties, consistent with the provisions of Section 3(a), as are reasonably assigned to Employee, including, without limitation, service as an officer for other entities in the CyrusOne Group, and shall have authority commensurate with her titled position as delegated to her by CyrusOne’s board of directors (the “Board”) and as may be changed from time to time.

(d)                                 Full Working Time. Employee shall devote Employee’s entire time, attention and energies to the business of the CyrusOne Group. The words “entire time, attention and energies”

are intended to mean that Employee shall devote Employee’s full effort during reasonable working hours to the business of the CyrusOne Group and shall devote at least 40 hours per week to the business of the CyrusOne Group. Employee shall travel to such places as are necessary in the performance of Employee’s duties.  It is acknowledged that Employee is presently a director, and chair of the audit committee, of Spirit Realty Capital, and that throughout the term Employee may serve on the board of directors (or comparable governing body), including any committees thereof, of not more than one for profit business, public or private, that does not compete with the CyrusOne Group; provided that such service does not materially interfere with the performance of her duties for Employer and provided, further, that Employee shall use her best efforts to minimize any potential conflict between such service and her duties and responsibilities under this Agreement, which shall be of primary importance.

(e)                                  Location.  Employee shall work at Employer’s Carrollton, Texas headquarters office, as it may be relocated from time-to-time, subject to travel requested by Employer to perform Employee’s duties.  Employee will have established a residence in the Dallas, Texas metro area within six (6) months after the Effective Date.

4.                                      Compensation.

(a)                                 Base Salary. Employee shall receive an annual base salary (the “Base Salary”) of $425,000 per year, payable in accordance with Employer’s regular payroll practices as then in effect, for each year during the Term, subject to proration for any partial year.

(b)                                 Annual Bonus. In addition to the Base Salary, Employee shall be eligible to participate in the CyrusOne Bonus Program, under which Employee will be eligible to receive an annual bonus (the “Bonus”). Any Bonus for a calendar year shall be payable after the conclusion of the calendar year in accordance with Employer’s regular bonus payment policies, but in no event paid later than March 15th following the end of the applicable calendar year.  Employee’s target opportunity level for the Bonus shall be equal to one hundred percent (100%) of Employee’s then current Base Salary, subject to proration for a partial year. Any Bonus earned by Employee is based on a combination of business results and Employee’s own results measured against performance objectives for Employee’s position.  The actual Bonus paid to Employee, if any, is at the sole discretion of CyrusOne and requires final approval from the compensation committee (the “Compensation Committee”) of the Board if Employee is a named executive officer for purposes of CyrusOne’s annual proxy statement or is otherwise an executive officer whose compensation is determined by the Compensation Committee, or, if Employee is not so subject, then in accordance with the provisions of CyrusOne’s then existing annual incentive plan or any similar plan made available to employees of the CyrusOne Group (the “annual incentive plan”) in which Employee participates. Any Bonus award to Employee shall further be subject to the terms and conditions of any such applicable annual incentive plan, and, to the extent any Bonus award to Employee is intended to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the performance goals applicable to the Bonus award shall be based on one or more of the performance criteria set forth in the applicable section of a shareholder-approved annual incentive plan.

(c)                                  Long-Term Incentive Awards. Subject to Compensation Committee review and approval, as soon as practical following the Effective Date, but in no event later than December 1, 2016, Employee will be granted restricted stock of CyrusOne with a grant date value of $1,100,000 (the “Initial Equity Award”) that will vest one-third (1/3) each year on the anniversary of the grant date, subject to Employee’s continued employment with the CyrusOne Group through each such vesting date (except as otherwise provided herein), with dividends paid when declared.  It is anticipated that the Initial Equity Award will be approved by the Compensation Committee on or about October 28, 2016, subject to Employee commencing employment on November 14, 2016.  Subject to Compensation Committee review and approval, starting with the Compensation Committee’s first quarterly meeting in 2017, and annually thereafter, provided Employee remains employed through each grant date, Employee will be eligible for an annual equity grant with a grant date value equal to two hundred percent (200%) of Employee’s then current Base Salary that will generally vest one-third (1/3) each year on the anniversary of the grant date based on Employee’s continued employment with the CyrusOne Group through each such vesting date.  All awards will be subject to the terms and conditions of the applicable award agreements and the 2012 Long Term Incentive Plan or other applicable plan, except as otherwise provided in this Agreement.

(d)                                 Compensation Review. On at least an annual basis during the Term, the Base Salary and Bonus target shall be reviewed and subject to adjustment at the discretion of the President and Chief Executive Officer of CyrusOne, unless Board approval is required under applicable securities laws or if Employee is a named executive officer for purposes of CyrusOne’s annual proxy statement or is otherwise an executive officer whose compensation is determined by the Compensation Committee, in which case Employee’s compensation will be approved by the Board or the Compensation Committee, as applicable.

(e)                                  Relocation Assistance.  Employer will pay for temporary housing for Employee in the Dallas, Texas metro area for up to ninety (90) days, such temporary housing to be procured and coordinated by a relocation services provider selected by mutual agreement of Employer and Employee.  In addition, provided Employee establishes a residence in the Dallas, Texas metro area within six (6) months of the Effective Date, Employer will pay Employee a relocation allowance of up to $150,000 (the “Relocation Allowance”), which will be paid in two installments as follows: (i) the sum of $50,000 will be paid to Employee on Employer’s next regular pay period following Employee’s 30th day of employment and (ii) the sum of $100,000, less temporary housing costs incurred by Employer pursuant to this Section 4(e), will be paid to Employee on Employer’s next regular pay period following the date Employee has established a residence in the Dallas, Texas metro area (but no earlier than the first regular pay period after January 1, 2017).  Employee must be employed with Employer on the date each installment payment is paid in order to be eligible to receive such installment payment, unless Employee is terminated by the Employer without Cause, or resigns for Good Reason, prior to such date.  In the event that Employee is terminated by Employer for Cause, or resigns without Good Reason, prior to the first anniversary of the Effective Date, then Employee shall not be entitled to any payments pursuant to this Section 4(e), and shall promptly repay to Employer 100% of any such payments previously received.  In the event that Employee is terminated by Employer for Cause, or resigns without Good Reason, after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, then Employee shall promptly repay to Employer 50% of any such payments previously received.

5.                                      Expenses. All reasonable and necessary expenses incurred by Employee in the course of the performance of Employee’s duties to the CyrusOne Group shall be reimbursable in accordance with Employer’s then current travel and expense policies.

6.                                      Non-Disclosure and Non-Competition Agreement.  As a condition of Employee’s employment with Employer, and in consideration of Employee’s employment with Employer and the compensation and benefits provided under this Agreement, Employee shall execute and comply with the Non-Disclosure and Non-Competition Agreement attached hereto as Exhibit A (the “Non-Competition Agreement”).

7.                                      Benefits.

(a)                                 While Employee remains in the employ of Employer, Employee shall be eligible to participate in all of the various employee benefit plans and programs which are made available to similarly situated officers of CyrusOne, in accordance with the eligibility provisions and other terms and conditions of such plans and programs.

(b)                                 Notwithstanding anything contained herein to the contrary, the Base Salary and any Bonuses otherwise payable to Employee shall be reduced by any benefits paid to Employee under any disability plans made available to Employee by the CyrusOne Group (the “Disability Plans”) in accordance with the terms of such Disability Plans.

8.                                      Remedies.

(a)                                 Except for claims by the CyrusOne Group arising under or relating to the Non-Competition Agreement, the parties hereto agree to submit to final and binding arbitration any dispute, claim or controversy, whether for breach of this Agreement or for violation of any of Employee’s statutorily created or protected rights, arising between the parties that either party would have been otherwise entitled to file or pursue in court or before any administrative agency (herein, a “claim”), and each party waives all right to sue the other party. To the extent Employee may have a non-waivable right to file or participate in a claim or charge, Employee agrees that to the maximum extent permitted by law Employee shall not obtain and waives any right or entitlement to obtain relief or damages (whether legal, monetary, equitable, or other) from such non-waivable claim or charge except as otherwise provided in Section 19 below. The parties further agree that the arbitrability of any dispute between them, including whether or to what extent the provisions of this Section 8 are unconscionable or otherwise unenforceable, is a decision that will be submitted exclusively to the arbitrator, and will not be decided by any Federal or state court.

(i)                                     This agreement to arbitrate and any resulting arbitration award are enforceable under and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”). If the FAA is held not to apply for any reason, then the laws of the State of Texas concerning the enforceability of arbitration agreements and awards (without regard to its conflicts of laws principles) shall govern this agreement to arbitrate and the arbitration award.

(ii)                                  (A)                               All of a party’s claims must be presented at a single arbitration hearing. Any claim not raised at the arbitration hearing is waived and released. The arbitration hearing shall take place in Dallas, Texas.

(B)                               The arbitration process shall be governed by the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) except to the extent they are modified by this Agreement. In the event that any provisions of this Section 8 are determined by AAA to be unenforceable or impermissibly contrary to AAA rules, then this Section 8 shall be modified as necessary to comply with AAA requirements.

(C)                               Employee has had an opportunity to review the AAA rules and the requirements that Employee must pay a filing fee, which Employer has agreed to split on an equal basis.

(D)                               The arbitrator shall be selected from a panel of arbitrators chosen by the AAA, all of whom shall be currently licensed to practice law in Texas. After the filing of a Request for Arbitration, the AAA shall send simultaneously to Employer and Employee an identical list of names of five persons chosen from the panel. Each party shall have 10 days from the transmittal date in which to strike up to two names, number the remaining names in order of preference and return the list to the AAA.

(E)                                Any pre-hearing disputes shall be presented to the arbitrator for expeditious, final and binding resolution.

(F)                                 The award of the arbitrator shall be in writing and shall set forth each issue considered and the arbitrator’s finding of fact and conclusions of law as to each such issue.

(G)                               The remedy and relief that may be granted by the arbitrator to Employee are limited to lost wages, benefits, cease and desist and affirmative relief, compensatory, liquidated and punitive damages and reasonable attorney’s fees, and shall not include reinstatement or promotion. If the arbitrator would have awarded reinstatement or promotion, but for the prohibition in this Agreement, the arbitrator may award reasonable front pay. The arbitrator may assess to either party, or split, the arbitrator’s fee and expenses and the cost of the transcript, if any, in accordance with the arbitrator’s determination of the merits of each party’s position, but each party shall bear any cost for its witnesses and proof.

(H)                              Employer and Employee recognize that a primary benefit each derives from arbitration is avoiding the delay and costs normally associated with litigation. Therefore, neither party shall be entitled to conduct any discovery prior to the arbitration hearing except that: (1) Employer shall furnish Employee with copies of all non-privileged documents in Employee’s personnel file; (2) if the claim is for discharge, Employee shall furnish Employer with records of earnings and benefits relating to Employee’s subsequent employment (including self-employment) and all documents relating to Employee’s efforts to obtain subsequent employment; (3) the parties shall exchange copies of all documents they intend to introduce as evidence at the arbitration hearing at least 10 days prior to such hearing; (4) Employee shall be allowed (at Employee’s expense) to take the depositions, for a period not to exceed four hours each, of two representatives of Employer, and Employer shall be allowed (at its expense) to depose Employee for a period not to exceed four hours; and (5) Employer or Employee may ask the arbitrator to grant additional discovery to the extent permitted by AAA rules upon a showing that such discovery is necessary.

(I)                                   Nothing herein shall prevent either party from taking the deposition of any witness where the sole purpose for taking the deposition is to use the deposition in lieu of the witness testifying at the hearing and the witness is, in good faith, unavailable to testify in person at the hearing due to poor health, residency and employment more than 50 miles from the hearing site, conflicting travel plans or other comparable reason.

(J)                                   Arbitration must be requested in writing no later than six months from the date of the party’s knowledge of the matter disputed by the claim. A party’s failure to initiate arbitration within the time limits herein shall be considered a waiver and release by that party with respect to any claim subject to arbitration under this Agreement.

(K)                               Employer and Employee consent that judgment upon the arbitration award may be entered in any Federal or state court that has jurisdiction.

(L)                                Except for claims excluded from arbitration under Section 8(a), neither party shall commence or pursue any litigation on any claim that is or was subject to arbitration under this Agreement.

(M)                            All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and shall not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a governmental agency or legal process or as may be required to be disclosed by the CyrusOne Group pursuant to applicable law, rule or regulation to which the CyrusOne Group is subject, including requirements of the Securities and Exchange Commission and any stock exchanges on which CyrusOne’s securities are listed.

9.                                      Termination.

(a)                                 Termination for Terminating Disability.

(i)                                     Employer or Employee may terminate the Term upon Employee’s failure or inability to perform the services required hereunder, because of any physical or mental infirmity for which Employee receives disability benefits under any Disability Plans, over a period of one hundred twenty (120) consecutive working days during any twelve (12) consecutive month period, or if longer, a period equal to the elimination period under any Disability Plan applicable to Employee (a “Terminating Disability”).

(ii)                                  If Employer or Employee elects to terminate the Term in the event of a Terminating Disability, such termination shall be effective immediately upon the giving of written notice by the terminating party to the other party.

(iii)                               Upon termination of the Term on account of a Terminating Disability, Employer shall pay Employee the Accrued Obligations (all subject to offset for any amounts received pursuant to the Disability Plans, in accordance with the terms of such Disability Plans). Upon termination of the Term on account of a Terminating Disability, any outstanding equity or non-equity incentive awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.

(iv)                              If the parties elect not to terminate the Term upon an event of a Terminating Disability and Employee returns to active employment with Employer prior to such a termination, or if such disability exists for less than the period of time necessary to constitute a Terminating Disability, the provisions of this Agreement shall remain in full force and effect.

(b)                                 Termination on Account of Death of Employee. The Term terminates immediately and automatically on the death of Employee; provided, however, that Employer shall pay Employee’s estate the Accrued Obligations. Upon termination of the Term and Employee’s employment on account of the death of Employee, any outstanding equity or non-equity incentive awards shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements.

(c)                                  Termination by Employer for Cause. Employer may terminate the Term immediately, upon written notice to Employee, for Cause. For purposes of this Agreement, Employer shall have “Cause” to terminate the Term only if the Board determines that there has been fraud, misappropriation, embezzlement or misconduct constituting serious criminal activity on the part of Employee. Upon termination for Cause, Employer shall pay Employee only the Accrued Obligations.

(d)                                 Termination by Employer Other than for Cause, Death or Disability or by Employee for Good Reason. Employer may terminate the Term immediately upon written notice to Employee for any reason and Employee may terminate the Term upon written notice to Employer for any reason as provided in Section 9(f). In the event Employer terminates the Term for any reason other than those set forth in Sections 9(a), (b), (c) and (e), or in the event Employee terminates the Term, upon written notice to Employer, as a result of Good Reason (as herein defined), in any case other than within one year after a Change in Control (as provided in Section 9(e)):

(i)                                     on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 9(g), Employer shall pay Employee in a lump sum cash payment an amount equal to the sum of (A) a full year of Employee’s annual Base Salary at the rate in effect at the time of the termination of this Agreement and (B) Employee’s annual Bonus target in effect at the time of such termination (in both cases without regard to any decrease in Base Salary or Bonus target that constituted Good Reason);

(ii)                                  (a) The Initial Equity Award shall become fully vested and nonforfeitable as of immediately before the termination of the Term, (b) for purposes of any outstanding stock option or other outstanding long-term incentive award (other than restricted stock) issued by the CyrusOne Group to Employee with vesting based only on continued service for a period of time, the Prorata Shares (as defined below) shall become vested and exercisable (to the extent not already so vested) as of immediately before the termination of the Term (and Employee shall be afforded the opportunity to exercise them until the earlier of (1) the expiration date of the award or (2) the end of the Severance Period), (c) any restricted stock award (other than the Initial Equity Award) issued by the CyrusOne Group to Employee with vesting based only on continued service for a period of time shall vest with respect to the Prorata Shares (to the extent not already so vested) as of immediately before the termination of the Term, and (d) any outstanding equity incentive awards pursuant to which earning any portion of the award or vesting in the award depends on performance shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements; where, “Prorata Shares” means the number of shares (rounded up to the nearest whole share) that bears the same ratio to the total number of shares granted in the award as the number of days from the date of grant through the last day of the Severance Period bears to the total number of days in the full vesting period of the award (for example, an award that vests based on service over three years has 1,096 total number of days in the full vesting period); and

(iii)                               Employer will (a) pay or reimburse Employee’s premium payments for continued health, dental and vision coverage under Employer’s group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) that exceed the active employee rate, if Employee timely elects and remains eligible for COBRA coverage, until the earlier of the end of the Severance Period or the date that Employee becomes eligible for other group health plan coverage, and (b) pay Employee as additional severance as set forth in Section 9(d)(i) a single lump sum determined by Employer as adequate to convert and continue Employer’s group life coverage as an individual policy for the Severance Period.  Employer will include the COBRA payments and life insurance payment in Employee’s taxable income.

(e)                                  Terminations in Connection with a Change in Control. The Term shall terminate automatically in the event and at the time that both there is a Change in Control and either (A) Employee elects to terminate her employment with Employer for Good Reason within one year after the Change in Control or (B) Employee’s employment with Employer is actually terminated by Employer within one year after the Change in Control for any reason other than those set forth in Sections 9(a), (b) and (c).

(i)                                     In the event of a termination of the Term under this Section 9(e):

(A)                               on the date which is sixty (60) days after Employee’s termination of employment with Employer, subject to Employer’s receipt of Employee’s executed and irrevocable release as provided in Section 9(g), Employer shall pay Employee in a lump sum cash payment an amount equal to the product obtained by multiplying (1) the sum of (i) a full year of Employee’s annual Base Salary at the rate in effect at the time of the termination of the Term and (ii) Employee’s annual Bonus target in effect at the time of such termination (in both cases without regard to any decrease in Base Salary or Bonus target that constituted Good Reason) by (2) two;

(B)                               (a) all outstanding stock options and other incentive awards issued by the CyrusOne Group to Employee with vesting based only on continued service for a period of time that are not vested and exercisable at the time of the termination of the Term shall become immediately vested and exercisable (and Employee shall be afforded the opportunity to exercise them until the earlier of (1) the expiration date of the award or (2) the end of the Severance Period), (b) the restrictions applicable to all outstanding restricted stock issued by the CyrusOne Group to Employee with vesting based only on continued service for a period of time shall lapse upon the termination of the Term, and (c) any outstanding equity incentive awards pursuant to which earning any portion of the award or vesting in the award depends on performance shall be treated in accordance with the applicable provisions of the applicable incentive plan or related award agreements; and

(C)                               Employer will (a) pay or reimburse Employee’s premium payments for continued health, dental and vision coverage under Employer’s group health plan under COBRA that exceed the active employee rate, if Employee timely elects and remains eligible for COBRA coverage, until the earlier of the end of the Severance Period or the date that Employee becomes eligible for other group health plan coverage, and (b) pay Employee as additional severance as set forth in Section 9(e)(i)(A) a single lump sum determined by Employer as adequate to convert and continue Employer’s group life coverage as an individual policy for the Severance Period.  Employer will include the COBRA payments and life insurance payment in Employee’s taxable income.

(ii)                                  Notwithstanding any other provision in this Agreement, in the event that it is determined (by the reasonable computation of an independent nationally recognized certified public accounting firm that shall be selected by Employer prior to the applicable Change in Control (the “Accountant”)) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by Employer or any affiliate to or for the benefit of Employee (including any payment, distribution, benefit or entitlement made by any person or entity effecting a Change in Control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 9(e)(ii) would be payable to Employee, exceeds the greatest amount of Parachute Payments that could be paid to Employee without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Employee shall not exceed the amount which produces the greatest after-tax benefit to Employee after taking into account any Excise Tax to be payable by Employee. For the avoidance of doubt, this provision shall reduce the amount of Parachute Payments otherwise payable to Employee, if doing so would place Employee in a more favorable net after-tax economic position as compared with not reducing the amount of Parachute Payments (taking into account the Excise Tax payable in respect of such Parachute Payments).  Parachute Payments will be reduced by first reducing amounts considered to be nonqualified deferred compensation subject to Section 409A of the Code.

(f)                                      Voluntary Resignation by Employee (other than as a result of Good Reason). Employee may resign upon 60 days’ prior written notice to Employer. In the event of a resignation under this Section 9(f), the Term shall terminate and Employee shall be entitled only to the Accrued Obligations.

(g)                                        Section 9 Payments and Release. Upon termination of the Term as a result of an event of termination described in this Section 9 and except for Employer’s payment of the Accrued Obligations and other amounts described in this Section 9, all further compensation under this Agreement shall terminate. Employee further agrees that as a condition precedent to Employee’s receipt of payments and benefits under this Section 9 (other than the Accrued Obligations), upon the request of Employer and by a reasonable deadline set by Employer (to ensure that payments can be made by the dates specified in this Section 9 following the expiration of the time for revocation of such release as permitted by law), Employee shall execute and not revoke a release of claims against all members of the CyrusOne Group and their respective officers, directors, and employees, which release shall contain customary and appropriate terms and conditions as determined in good faith by Employer, but which terms and conditions shall not require Employee to waive any right to indemnification and continued directors and officers insurance coverage, and shall not, except to the extent reasonably necessary to provide Employer with comparable protections that Employer reasonably determines comply with intervening changes in applicable law], impose any additional restrictive covenants upon Employee’s activities following termination other than those already imposed by this Agreement and the Non-Competition Agreement.

(i)                                     Additional Terms. To the extent provided below, the following provisions apply under this Section 9 and the other provisions of the Agreement.

(i)                                     “Accrued Obligations” shall mean (A) any Base Salary accrued through the date of termination, (B) Bonus earned but not yet paid for the year preceding the year in which the termination occurs, subject to certification by the Compensation Committee of any performance goals applicable to such bonus, with any personal goal weighting of Employee to be at least at target, (C) reimbursement for any business expenses properly incurred prior to termination, and (D) any nonforfeitable amounts or benefits, including continuation and conversion rights, provided under any employee plan, not including any severance, separation pay or supplemental unemployment benefit plan, in accordance with the terms of such plan (collectively the “Accrued Obligations”).

(ii)                                  Notwithstanding any other provision of this Agreement, for purposes of Sections 9(d) and 9(e), “Severance Period” means the one year period beginning at the time of the termination of the Term.

(iii)                               “Change in Control” has the meaning set forth in The CyrusOne 2012 Long Term Incentive Plan.

(iv)                              “Good Reason” shall be deemed to have occurred if, without Employee’s consent, (A) there is a material adverse change in Employee’s reporting responsibilities set forth in Section 3(a) or there is otherwise a material reduction by the CyrusOne Group in Employee’s authority, reporting relationship or responsibilities, including without limitation a requirement that she report to anyone other than the President and Chief Executive Officer or the Board, (B) there is a material reduction by the CyrusOne Group in Employee’s Base Salary or Bonus target , or (C) Employee’s principal place of employment is changed to a location more than 50 miles outside the Dallas, Texas metro area.  Notwithstanding the foregoing, no such event shall constitute Good Reason unless Employee notifies Employer of the occurrence of such event within ninety (90) days after Employee first has actual knowledge of such occurrence, Employer fails to cure such event to Employee’s reasonable satisfaction within thirty (30) days after receipt of such notice, and Employee resigns within thirty (30) days after the end of such cure period.

(v)                                 When an amount (referred to in this Section 9(i)(v) as the “principal sum”) that is payable under Section 9(d)(i) or 9(e)(i)(A) on the date which is sixty (60) days after Employee’s termination of employment with Employer is paid, such payment shall also include an amount that is equal to the amount of interest that would have been earned by such principal sum for the period from the date of Employee’s termination of employment with Employer to the date which is sixty (60) days after Employee’s termination of employment had such principal sum earned interest for such period at an annual rate of interest of 3.5%.

(vi)                              To the extent that any of the benefits applicable to medical, dental and vision coverage provided to Employee under Section 9(d)(iii) or 9(e)(i)(C) (referred to in this Section 9(i) as “healthcare plan benefits”) are subject to Federal income taxation and are not exempt from Section 409A of the Code, the following conditions shall apply:

(A)                               the amount of healthcare plan benefits provided or paid during any tax year of Employee under Section 9(d)(iii) or 9(e)(i)(C) shall not affect the amount of healthcare plan benefits that are provided or eligible for payment in any other tax years of Employee (disregarding any limit on the amount of medical expenses, as defined in Code Section 213(d), that may be paid or reimbursed over some or all of the period in which such coverage is in effect because of a lifetime, annual or similar limit on any covered person’s expenses that can be paid or reimbursed under Employer’s health care plans under which the terms of such coverage is determined);

(B)                               the payment or reimbursement of an expense for healthcare plan benefits that is eligible for payment or reimbursement shall not be made prior to the date immediately following the date which is sixty (60) days after Employee’s termination of employment with Employer and shall in any event be made no later than the last day of the tax year of Employee next following the tax year of Employee in which the expense is incurred; and

(C)                               Employee’s right to healthcare plan benefits shall not be subject to liquidation or exchange for any other benefit.

(vii)                           Employee shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to the receipt of any payments or benefits under this Section 9, and the payments and benefits under this Section 9 shall not be offset by any compensation or other amounts received from any other source.

(viii)                        This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee thereof and without requiring Employee’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not be construed as a guarantee by Employer of any particular tax effect to Employee of the payments and other benefits under this Agreement.

(A)                               With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(B)                               If a payment obligation under this Agreement arises on account of Employee’s termination of employment and if such payment is subject to Section 409A, the payment shall be paid only in connection with Employee’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)). If a payment obligation under this Agreement arises on account of Employee’s “separation from service” (as defined under Treas. Reg. Section 1.409A-1(h)) while Employee is a “specified employee” (as defined under Treas. Reg. Section 1.409A-1(h) and using the identification methodology selected by Employer from time to time), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Employee’s separation from service or, if earlier, within 15 days following her death.

10.                               Withholdings.  All amounts payable under this Agreement will be subject to withholdings as required by law.

11.                               Assignment.  As this is an agreement for personal services involving a relation of confidence and a trust between Employer and Employee, all rights and duties of Employee arising under this Agreement, and the Agreement itself, are non-assignable by Employee. Employee acknowledges that Employer may elect to assign this Agreement to an affiliate, provided that such assignment, other than to a successor to Employer’s business that expressly adopts and agrees to be bound by this Agreement, shall not relieve Employer of its obligations under this Agreement and Employer shall guarantee payment and performance of all such obligations by the assignee.

12.                               Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if delivered personally or by certified mail to Employee at Employee’s place of residence as then recorded on the books of Employer or to Employer at its principal office.

13.                               Waiver. No waiver or modification of this Agreement or the terms contained herein shall be valid unless in writing and duly executed by the party to be charged therewith. The waiver by any party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

14.                               Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas and, to the extent applicable, Federal law, and the parties agree to submit to the jurisdiction of the state and Federal courts sitting in Dallas, Texas counties for all disputes hereunder; provided that, arbitration of claims under Section 8 shall take place in Dallas, Texas.

15.                               Entire Agreement. This Agreement, together with the Non-Competition Agreement, contains the entire agreement of the parties with respect to Employee’s employment by Employer, and supersedes any and all prior agreements between or among the parties. There are no other contracts, agreements or understandings, whether oral or written, existing between them except as contained or referred to in this Agreement.

16.                               Severability. In case anyone or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or other enforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions have never been contained herein.

17.                               Successors and Assigns. Subject to the requirements of Section 11 above, this Agreement shall be binding upon Employee, Employer and Employer’s successors and assigns.

18.                               Confidentiality of Agreement Terms. The terms of this Agreement shall be held in strict confidence by Employee and shall not be disclosed by Employee to anyone other than Employee’s spouse, Employee’s legal counsel and Employee’s other advisors, unless required by law or as otherwise provided in Section 19 below. Further, except as provided in the preceding sentence, Employee shall not reveal the existence of this Agreement or discuss its terms with any person (including but not limited to any employee of the CyrusOne Group) without the express authorization of the President and Chief Executive Officer of CyrusOne; provided that Employee shall advise any prospective new employer of the existence of Employee’s non-competition, confidentiality and similar obligations under this Agreement and Employer has the right to disclose these same obligations to third-parties if it deems such disclosure necessary to protect its interests. To the extent that the terms of this Agreement have been disclosed by the CyrusOne Group, in a public filing or otherwise, the confidentiality requirements of this Section 18 shall no longer apply to such terms.

19.                               Protected Rights.  Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. Employee understands that this Agreement does not limit her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. This Agreement does not limit the Employee’s right to receive an award for information provided to the Securities and Exchange Commission.

20.                               Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

21.                               Nondisparagement.  At all times during the Term and thereafter, regardless of the reason for termination, Employee will not disparage the CyrusOne Group in any way which could adversely affect the goodwill, reputation, and business relationships of the CyrusOne Group with the public generally, or with any of their customers, suppliers, or employees, and Employer shall instruct the current members of the Board and the current senior executive officers of CyrusOne not to disparage Employee in any way which could adversely affect the reputation and business relationships of Employee with the public generally, or with any of her future employers.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CYRUSONE LLC,

by

/s/ Gary J. Wojtaszek
Name:	Gary J. Wojtaszek
Title:	President and Chief Executive Officer

Date:	October 28, 2016

EMPLOYEE,

by

/s/ Diane M. Morefield
Name:	Diane M. Morefield
Title:	Executive Vice President and
Chief Financial Officer

Date:	October 27, 2016

EXHIBIT A

Non-Disclosure and Non-Competition Agreement

A-1

NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

CyrusOne LLC, and its subsidiaries and affiliates (collectively, the “Company”) require certain employees to sign non-disclosure and non-competition agreements (“Agreement”) as part of the Company’s efforts to protect its confidential information and goodwill, and to maintain its competitive position.  In consideration of employment, promotion, the provision of confidential information and goodwill and/or other valuable consideration, the employee (“Employee”) entering into this Agreement agrees as follows:

1.             The Company provides colocation and associated services to businesses.

2.             In conducting its business, the Company develops and utilizes, among other things, technology, data, research and development, concepts, goodwill, customer relationships, training, and trade secrets.  The success of the Company and each of its employees is directly predicated on the protection of the Company’s goodwill and its confidential, proprietary, and/or trade secret information.  Employee acknowledges that in the course of employment with the Company, Employee will be entrusted with, have access to and obtain goodwill belonging to the Company and intimate, detailed, and comprehensive knowledge of confidential, proprietary, and/or trade secret information (“Information”) that Employee did not have or have access to prior to signing this Agreement, including some or all of the following:  (1) information concerning the Company’s products and services; (2) information concerning the Company’s customers, suppliers and employees; (3) information concerning the Company’s advertising and marketing plans; (4) information concerning the Company’s strategies, plans, goals, projections, and objectives; (5) information concerning the Company’s research and development activities and initiatives; (6) information concerning the strengths and weaknesses of the Company’s products or services; (7) information concerning the costs, profit margins, and pricing associated with the Company’s products or services; (8) information concerning the Company’s sales strategies, including the manner in which it seeks to position its products and services in the market; (9) financial information concerning the Company’s business, including budgets and margin information, and (10) other information considered confidential by the Company.  Employee may also be entrusted with and have access to Third Party Information.  The term “Third Party Information” means confidential or trade secret information that the Company may receive from third parties or information which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. The terms “Information” and “Third Party Information” do not include information that becomes generally available to the public other than as a result of unauthorized disclosure by Employee.

3.             Employee agrees that the Information and goodwill are highly valuable, provide a competitive advantage to the Company and allow Employee a unique competitive opportunity and advantage in developing business relationships with the Company’s current or prospective customers in the industry.  Employee further agrees that, given the markets in which the Company competes, confidentiality of the Information is necessary without regard to any geographic limitation.

4.             Both during and after Employee’s employment with the Company, Employee agrees to retain the Information and Third Party Information in absolute confidence and not to use the Information or Third Party Information, or permit access to or disclose the Information or Third

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Party Information to any person or organization without the Company’s express written consent, except as required for Employee to perform Employee’s job with the Company or as otherwise provided in Section 21 below.  Employee’s obligations set forth in the preceding sentence are in addition to any other obligations Employee has to protect the Information and Third Party Information, including obligations arising under the Company’s policies, ethical rules, and applicable law.  Employee further agrees not to use the goodwill for the benefit of any person or entity other than the Company.  Employee hereby agrees that upon cessation of Employee’s employment, for whatever reason and whether voluntary or involuntary, or upon the request of the Company at any time, Employee will immediately surrender to the Company all of the property and other things of value in Employee’s possession or in the possession of any person or entity under Employee’s control that are the property of the Company, including without any limitation all personal notes, drawings, manuals, documents, photographs, or the like, including all electronically stored information, as well as any copies and derivatives thereof, relating directly or indirectly to any Information or New Developments (as defined below), or relating directly or indirectly to the business of the Company, or, with the Company’s written consent, shall destroy such copies of such materials, including any copies stored in electronic format.

5.             Employee recognizes the need of the Company to prevent unfair competition and to protect the Company’s legitimate business interests. Therefore, ancillary to the otherwise enforceable agreements set forth in this Agreement, and to avoid the actual or threatened misappropriation of the Information or goodwill, Employee agrees to the restrictive covenants set forth in this Agreement.  Accordingly, Employee agrees that, during Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee will not for any reason, accept employment or engage in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director or officer) with a “Competitor” of the Company where such employment or activity would involve Employee:

(i)                                      providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which Employee had any involvement, and/or regarding which Employee had access to any Information, during Employee’s employment with the Company (including any products or services being researched or developed by the Company during Employee’s employment with the Company); or

(ii)                                   providing or performing services that are similar to any services that Employee provided to or performed for the Company during Employee’s employment with the Company.

For purposes of this provision, a “Competitor” is any business or entity that, at any time during the one-year period following Employee’s separation from employment, provides or seeks to provide, any products or services similar or related to any products sold or any services provided by the Company.  “Competitor” includes, without limitation, any company or business that provides data colocation and related services to businesses or entities.

The restrictions set forth in this Section 5 will be limited to the geographic areas (i) where Employee performed services for the Company, (ii) where Employee solicited or served the Company’s customers or clients, or (iii) otherwise impacted or influenced by Employee’s

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provision of services to the Company.  Notwithstanding the foregoing, Employee may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automatic Quotation System or equivalent non-U.S. securities exchange, (B) Employee is not a controlling person of, or a member of a group which controls, such entity and (C) Employee does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

6.             During Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee will not, directly or indirectly, through any person or entity, communicate with (i) any of the Company’s customers known to Employee during Employee’s employment with the Company and from which the Company generated revenue during the one-year period preceding Employee’s separation from employment; (ii) any prospective customers known to Employee during the one-year period prior to Employee’s separation from employment; or (iii) any of the Company’s suppliers known to Employee during the one-year period prior to Employee’s separation from employment, in each case, for the purpose or intention of (x) attempting to sell any products or services competitive with or similar to those products or services provided by the Company or (y) attempting to divert business of any such customer, prospective customer or supplier from the Company to a Competitor.

7.             During Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee shall not, either directly or indirectly, solicit business from or interfere with or adversely affect, or attempt to interfere with or adversely affect, the Company’s relationships with any person, firm, association, corporation or other entity which was known by Employee during his/her employment with the Company to be, or is included on any listing to which Employee had access during the course of employment as, a customer, client, supplier, consultant or employee of the Company and Employee shall not divert or change, or attempt to divert or change, any such relationship to the detriment of the Company or to the benefit of any other person, firm, association, corporation or other entity.

8.             During Employee’s employment and for a period of one year following Employee’s separation from employment for any reason, Employee shall not, without the prior written consent of the Company, accept employment, as an employee, consultant or otherwise, with any person or entity which was a customer or supplier of the Company at any time during the one-year period preceding Employee’s separation from employment with the Company.

9.             In the event Employee is uncertain as to the application of this Agreement to any contemplated employment opportunity or business activity, Employee agrees to inquire in writing of the Company’s Department of Human Resources, specifying the contemplated opportunity or activity.  The Company will attempt to respond within ten (10) business days following receipt of said writing.  In no event will the Company’s failure to respond within ten business days constitute a waiver of any of the provisions of this Agreement.

10.          All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the term of Employee’s employment, whether or not during working hours or on the Company’s premises, which are within the scope of or related to the business operations of the Company (“New Developments”), shall be and remain the exclusive property of the Company.

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To the extent permitted by law, all New Developments consisting of copyrightable subject matter shall be deemed “work made for hire” as defined in 17 U.S.C. § 101.  To the extent that the foregoing does not apply, Employee hereby assigns to the Company, for no additional consideration, Employee’s entire right, title and interest in and to all New Developments.  Employee shall do all things reasonably necessary to ensure ownership of such New Developments by the Company, including the execution of documents assigning and transferring to the Company, all of Employee’s rights, title, and interest in and to such New Developments, and the execution of all documents required to enable the Company to file and obtain patents, trademarks, and copyrights in the United States and foreign countries on any of such New Developments.

11.          Subject to Section 21 below, Employee will not disparage the Company in any way which could adversely affect the goodwill, reputation, and business relationships of the Company with the public generally, or with any of their customers, suppliers, or employees.

12.          During Employee’s employment by the Company and for a period of one year following Employee’s separation from employment for any reason, Employee will not, directly or indirectly, induce or seek to induce any other employee or consultant of the Company to terminate his/her employment or consulting relationship with the Company, nor will Employee, directly or indirectly, induce or seek to induce any other employee or consultant of the Company to accept employment with a Competitor, nor will Employee be involved in the hiring of any other employee or consultant of the Company on behalf of any person or entity other than the Company.  Without limitation, Employee will not, directly or indirectly, induce or seek to induce any other current or former employee or consultant of the Company to violate any of his/her non-compete and/or non-solicitation and/or non-disclosure and/or non-disparagement agreement(s) with the Company.

13.          During Employee’s employment by the Company and for a period of one year following Employee’s separation from employment for any reason, Employee will, before accepting an offer of employment from any person or entity, provide such person or entity a copy of this Agreement.  Employee authorizes the Company to provide a copy of this Agreement to any and all future employers of Employee.

14.          Employee represents that Employee is not bound by any agreement or other duty to a former employer or any other party that would prevent Employee from fully performing Employee’s duties and responsibilities for the Company or complying with any obligations hereunder.  Employee agrees that Employee will not use or disclose any confidential or proprietary information or trade secrets of any former employer or other person or entity in the course of Employee’s employment with the Company, and Employee will not bring onto the premises of the Company any such information unless consented to in writing by such former employer, person or entity.

15.          Employee further agrees and consents that this Agreement and the rights, duties, and obligations contained in it may be and are fully transferable and/or assignable by the Company, and shall be binding upon and inure to the benefit of the Company’s successors, transferees, or assigns.

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16.          Employee further agrees that any breach or threatened breach of this Agreement would result in material damage and immediate and irreparable harm to the Company.  Employee further agrees that any breach of the restrictive covenants contained herein would result in the inevitable disclosure of the Information.  Employee therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to injunctive and other equitable relief, without posting bond or other security, in the event of any such breach or threatened breach by Employee. Employee acknowledges that the prohibitions and obligations contained in this Agreement are reasonable and do not prevent Employee’s ability to use Employee’s general abilities and skills to obtain gainful employment.  Therefore, Employee agrees that Employee will not sustain monetary damages in the event that Company obtains a temporary, preliminary or permanent injunction to enforce this Agreement.

17.          If in any judicial proceeding or arbitration, a court or an arbitrator finds that any of the restrictive covenants in this Agreement exceed the time, geographic or scope limitations permitted by applicable law, Employee and the Company intend that such provision be reformed by such court or arbitrator to the maximum time, geographic or scope limitation, as the case may be, then permitted by such law.  Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

18.          Employee agrees that this Agreement shall be governed by the laws of the State of Texas, without giving effect to any conflict of law provisions.  Employee further voluntarily consents and agrees that the state or federal courts with jurisdiction over Denton County, Texas:  (i) must be utilized solely and exclusively to hear any action arising out of or relating to this Agreement; and (ii) are a proper venue for any such action and Employee consents to the exercise by such court of personal jurisdiction over Employee for any such action.

19.          If any of the provisions in this Agreement conflict with similar provisions in any other document or agreement related to Employee’s employment with Company, the provisions of this Agreement will apply; provided, however, if the restrictions set forth in the other document or agreement at issue are broader in scope than those in this Agreement and are enforceable under applicable law, those restrictions in the other document or agreement will apply.  The provisions of this Agreement are severable.  To the extent that any portion of this Agreement is deemed unenforceable, such portion may, without invalidating the remainder of the Agreement, be modified to the limited extent necessary to cure such unenforceability, such unenforceability shall not affect any other provisions in this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.

20.          This Agreement does not obligate Company to employ Employee for any period of time and Employee’s employment is “at will.”

21.          Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order.  Employee

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understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

EMPLOYEE

Date:

Signature

Type or Print Name

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